Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR ANNOUNCES CEO TRANSITION,

MANAGEMENT PROMOTIONS AND BOARD RETIREMENTS

AUSTIN, TEXAS, September 28, 2015 — Forestar Group Inc. (NYSE: FOR) today announced that James M. DeCosmo, President and Chief Executive Officer, stepped down September 25, 2015. The Board of Directors has named Phillip J. Weber, Chairman of the company’s Real Estate Investment Committee and formerly Executive Vice President — Water Resources, as Chief Executive Officer. Prior to joining Forestar, Mr. Weber served in key executive positions at the Federal National Mortgage Association (Fannie Mae) including leadership of Fannie Mae’s multifamily business. Mr. Weber was also elected to the Board of Directors.

In addition, the company announced two key appointments in its core real estate business. Michael Quinley has been promoted to President — Community Development and Charles T. Etheredge, Jr. has been promoted to President — Multifamily. Mr. Quinley has over 30 years of real estate development experience and has been serving as Executive Vice President — Real Estate, East Region. Mr. Etheredge has over 25 years of real estate industry experience and has been leading Forestar’s multifamily business as Executive Vice President — Multifamily Operations.

“On behalf of the Board, I would like to thank Jim DeCosmo for his service to Forestar as its inaugural CEO, including his leadership during extremely challenging real estate market conditions in the company’s early years,” said Kenneth M. Jastrow, II, long-time Forestar Non-Executive Chairman. “We wish Jim the very best in his retirement.”

With this announcement of new leadership and previously announced strategy in place, Mr. Jastrow has informed the Board that he will not stand for reelection in 2016 and will retire from the Board of Directors effective December 31, 2015. In order to facilitate an orderly transition of Board leadership, Mr. Jastrow requested that the Board identify a successor to serve as Non-Executive Chairman of the Board effective immediately. The Board elected James A. Rubright as its new leader.

“Jim Rubright is an outstanding business leader and has been a significant contributor to our Board. I am gratified that he has agreed to serve as Non-Executive Chairman,” said Mr. Jastrow. “I am very supportive of the new leadership and the strategy.”

James A. Johnson has notified the Board that he will also not stand for reelection in 2016 and will retire from the Board of Directors effective December 31, 2015.

“On behalf of the Board, I would like to thank Kenny Jastrow and Jim Johnson for their outstanding Board leadership and their dedication and loyalty to the company since 2007,” said Mr. Rubright. “Their wisdom, insights and noteworthy contributions have been greatly appreciated.”

“Forestar is fortunate to have an executive of Phil Weber’s caliber to become CEO,” observed Mr. Rubright. “Phil led Forestar’s successful entry into the multifamily business and is a proven business leader. The Board looks forward to working with Phil on Forestar’s plan to focus on growing the company’s core real estate business.”

“Michael Quinley and Tom Etheredge are accomplished real estate executives and have made significant contributions to our community development and multifamily real estate businesses, respectively. I look forward to working with them in their new roles,” said Mr. Weber. “In May, Forestar announced that the Board had unanimously approved and initiated a plan focusing on growing its core real estate business, and our focus is now on the successful execution of the plan.”

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At second quarter-end 2015, the real estate segment owns directly or through ventures over 111,000 acres of real estate located in 11 states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 76 entitled, developed and under development projects in ten states and 13 markets encompassing over 10,700 acres, comprised of over 17,600 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 935,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 345,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.